Exhibit 10.6

2010 Executive Bonus Plan

Executive Officers of Charter and certain other managerial and professional employees of Charter and its subsidiaries are eligible to participate in Charter's 2010 Executive Bonus Plan. Bonuses for eligible employees for 2010 will be determined based on the extent to which Charter's (or, if applicable, an employee's particular operating group or key market area’s) performance during 2010 meets or exceeds budgeted goals with respect to four performance measures. These measures, and the percentage of an employee's bonus allocated to each measure, are Revenue (20%), Adjusted EBITDA for Corporate employees or Operating Cash Flow for Operating Group and Key Market Area employees (30%), Adjusted EBITDA less Capital Expenditures (30%) and Customer Excellence Index Plus (“CEI+”) (20%).  CEI+ will be measured against quantifiable statistics determined by the Board of Directors or Compensation and Benefits Committee and include: 1) Call Center Operations Metrics; 2) Technical Operations Metrics; and 3) Network Operations Metrics.

With respect to each performance measure listed above, the eligible employee would receive 100% of the portion of his or her target bonus allocated to that performance measure if Charter's (or such employee's operating group's or key market area’s) performance reaches the budgeted goal for that measure. Also, for each performance measure, the employee would receive 10% of the allocated percentage if the performance equals 90% of the budgeted goal, and could receive as much as 150% of the allocated percentage if the performance exceeds the applicable budgeted goal by 5%. Each employee's target bonus is determined based on market data and position within the company. Target bonuses for executive officers range from 65% to 165% of base salary, subject to applicable employment agreements.  The Target award is the assigned percentage of a participant's base salary earnings while in a bonus eligible position throughout 2010.  “Earnings” under this plan will include wages (less any bonus/incentive payment), vacation pay, sick pay, floating holiday and holiday pay, and salary continuation under Charter’s disability plans.  Payments of the bonus amount will be made, if earned, annually.